FOURTH AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This FOURTH AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made this 1st day of July, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the “Administrator”) and AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware business trust (the “Trust”) with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the “Portfolios”), and amends and restates the prior Agreement between the Administrator and the Trust with respect to the separate series set forth in Appendix A to this Agreement, dated July 1, 2006, as amended to date.

WITNESSETH:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Portfolios and their shareholders; and

WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

NOW, THEREFORE, the parties hereby agree as follows:

1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

(a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

(b) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

(c) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust’s Board of Trustees, provided, however, that nothing in this Agreement shall require the Administrator to pay (i) the salary or other compensation of the senior officer of the Trust appointed pursuant to the New York Attorney General’s Assurance of Discontinuance applicable to Invesco Advisers, Inc. dated October 8, 2004; or (ii) the salary or other compensation (or any portion of such salary or other compensation) of any other officer of the Trust that the Trust’s Board of Trustees has agreed should be paid by the Trust or the Portfolios so long as such agreement is evidenced by a resolution of the Board of Trustees.

(d) Money Market Funds Administrative Services (Money Market Funds only) (i) implementation and oversight of procedures to accommodate a floating net asset value (NAV) for money market funds that do not maintain a stable NAV, including additional valuation requirements, (ii) assistance with the implementation and maintenance of redemption fees and redemption gates imposed by the funds, (iii) implementation and maintenance of enhanced website reporting now required for money market funds, (iv) administration and coordination of N-MFP filings, (v) administration and coordination of Form N-CR filings, as needed, (vi) coordination of any additional tax analysis related to floating NAV money market funds and redemption fees, (vii) implementation and oversight of enhanced stress testing now required for money market funds, (viii) implementation and oversight of new diversification requirements for money market funds; and (ix) modification of internal systems to accommodate the foregoing services (collectively, the “Money Market Fund Administrative Services”);

2. The Administrator will provide, or at its expense will assure that the Insurance Company or Qualified Plan (that has entered into a Participation Agreement with the Trust) will provide the following administrative services:

(a) Establish procedures to ensure compliance with the conditions of the Trust’s Mixed and Shared Funding Order.

(b) Provide assistance (clerical, administrative and other) in the negotiation of participation agreements between the Trust, on behalf of the various Portfolios and Insurance Companies or Qualified Plans.

(c) Prepare the various forms of prospectus, financial reports and proxy statements as the Trust has agreed to provide in the participation agreements to which it is a party.

(d) Maintain master accounts with the Portfolio and such accounts will be in the name of the Insurance Company or the Qualified Plan (or their nominees) as the record owners of shares on behalf of the Accounts.

(e) Determine the net amount to be transmitted to the Account maintained by the Insurance Company or Qualified Plan as a result of redemptions of Portfolio shares based on Contractowners’ redemption requests. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Portfolio. Notify the Portfolio of the cash required to meet payments.

(f) Determine the net amount to be transmitted to the Portfolio as a result of purchases of Portfolio shares based on Contractowners’ purchase payments and transfers allocated to the Accounts investing in the Portfolio. Transmit net purchase payment receipts to the Portfolio’s custodian.

(g) Distribute (or arrange for the distribution) to Contractowners copies of the Portfolio’s prospectus, proxy materials, periodic fund reports to Contractowners and other materials that the Portfolio is required by law or otherwise to provide to its shareholders.

(h) Maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services including, but not limited to recording the issuance of Portfolio shares, recording transfers and redemptions, and reconciling and balancing the Accounts.

(i) Provide Contractowner services including, but not limited to, advice with respect to inquiries related to the Portfolio (not including information about performance or related to sales) and communicating with Contract owners about Portfolio (and Separate Account) performance.

3. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust’s Board of Trustees.

4. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator as described under Item 1, above, the Trust, on behalf of the Portfolios, shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis.

5. As full compensation for the services performed under Item 2, above, the Portfolios shall pay Invesco an amount up to an annual rate of 0.15% of the average net asset value of each Portfolio.

In no event will the fee exceed an amount in excess of Invesco’s costs (including amounts charged by various Insurance Companies and Qualified Plans pursuant to agreements with Invesco in amounts up to 0.15% of net assets attributable to separate accounts of such Insurance Companies or Qualified Plans) in providing or causing others to provide such services. Such amounts shall be paid to the Administrator on a quarterly basis. To the extent that the Administrator’s costs exceed 0.15%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator’s costs are later reduced to an amount below 0.15%.

6. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

7. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

8. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2021, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Trust’s Board of Trustees or (ii) by the vote of “a majority of the outstanding voting securities” of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

10. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

11. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel, or (b) to the Trust at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel.

13. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

14. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.
Attest:	/s/ Elizabeth Nelson
	Assistant Secretary	By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary
(SEAL)
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)
Attest:	/s/ Elizabeth Nelson
	Assistant Secretary	By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer
(SEAL)

APPENDIX A

TO

FOURTH AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Portfolios	Effective Date of Agreement

Invesco Oppenheimer V.I. Capital Appreciation Fund	May 24, 2019

Invesco Oppenheimer V.I. Conservative Balanced Fund	May 24, 2019

Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund	May 24, 2019

Invesco Oppenheimer V.I. Global Fund	May 24, 2019

Invesco Oppenheimer V.I. Global Strategic Income Fund	May 24, 2019

Invesco Oppenheimer V.I. Government Money Fund****	May 24, 2019

Invesco Oppenheimer V.I. International Growth Fund	May 24, 2019

Invesco Oppenheimer V.I. Main Street Fund®	May 24, 2019

Invesco Oppenheimer V.I. Main Street Small Cap Fund®	May 24, 2019

Invesco Oppenheimer V.I. Total Return Bond Fund	May 24, 2019

Invesco V.I. American Franchise Fund	February 12, 2010

Invesco V.I. American Value Fund	February 12, 2010

Invesco V.I. Comstock Fund	February 12, 2010

Invesco V.I. Balanced-Risk Allocation Fund	January 7, 2011

Invesco V.I. Core Equity Fund	May 1, 2000

Invesco V.I. Core Plus Bond Fund	May 1, 2000

Invesco V.I. Diversified Dividend Fund	February 12, 2010

Invesco V.I. Equally-Weighted S&P 500 Fund	February 12, 2010

Invesco V.I. Equity and Income Fund	February 12, 2010

Invesco V.I. Global Core Equity Fund	February 12, 2010

Invesco V.I. Global Real Estate Fund	April 30, 2004

Invesco V.I. Government Money Market Fund****	May 1, 2000

Invesco V.I. Government Securities Fund	May 1, 2000

Invesco V.I. Growth and Income Fund	February 12, 2010

Invesco V.I. Health Care Fund	April 30, 2004

Invesco V.I. High Yield Fund	May 1, 2000

Invesco V.I. International Growth Fund	May 1, 2000

Invesco V.I. Managed Volatility Fund	April 30, 2004

Invesco V.I. Mid Cap Core Equity Fund	September 10, 2001

Invesco V.I. S&P 500 Index Fund	February 12, 2010

Invesco V.I. Small Cap Equity Fund	September 1, 2003

Invesco V.I. Technology Fund	April 30, 2004

Invesco V.I. Value Opportunities Fund	September 10, 2001

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

For the additional administrative services that the Administrator provides or ensures that the Insurance Company or Qualified Plan (that has entered into a Participation Agreement with AIM Variable Insurance Funds (Invesco Variable Insurance Funds)) provides, the Portfolios shall pay Invesco Advisers, Inc., on a quarterly basis, up to an annual rate of ..15% of the average net asset value of each portfolio not to exceed the Administrator’s cost. To the extent that the Administrator’s cost exceeds .15%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator’s cost is later reduced to an amount below .15%.

****

In addition to the rate described above, Invesco V.I. Government Money Market Fund and Invesco Oppenheimer V.I. Government Money Fund shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.